James G Burns
190 Graye Crescent
Timmins, Ontario
P4N 6Y6
Phone / Fax: 705-268-4660
Email : jgburns@ntl.sympatico.ca

November 21, 2005

Mobridge Explorations, Inc.
13 Bastedo Crescent, Box 1526
Marathon, Ontario
P0T 2C0

Dear Sirs:

I hereby consent to the inclusion and reference of my report dated September 23, 2005, entitled "Technical Report for the Chambers Township Property” in the Registration Statement on Form SB-2 filed by Mobridge Explorations, Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed the summary of my report completed by Mobridge Explorations, Inc. of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in the registration statement of Mobridge Explorations, Inc. and the filing of this consent as an exhibit to its registration statement.

Yours truly,

/s/ James Burns
________________________

James G. Burns,
B.Sc., P.Eng.